As filed with the Securities and Exchange Commission on October 7, 2005

Registration No. 333-126317

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-1
REGISTRATION STATEMENT

Under
The Securities Act of 1933

TAL International Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7359	20-1796526
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Manhattanville Road
Purchase, New York 10577-2135
(914) 251-9000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Brian M. Sondey
Chief Executive Officer
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577-2135
(914) 251-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip O. Brandes, Esq. Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019 (212) 506-2500	William J. Whelan III, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	13,225,000	$20.00	$264,500,000	$31,131.65

(1)	Includes 1,725,000 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) promulgated under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this amendment is to amend Item 13 of Part II of the registration statement and to amend Exhibits 5.1, 23.1 and 23.2 to the registration statement. No changes have been made to Part I of the registration statement and no other changes have been made to Part II of the registration statement. Accordingly, Part I is not being filed herewith. Part II is being filed in its entirety, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table shows the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates, other than the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee.

SEC registration fee	$31,131.65
NASD filing fee	26,950.00
New York Stock Exchange listing fee	189,391.23
Accounting fees and expenses	1,413,000.00
Legal fees and expenses	1,250,000.00
Printing and engraving expenses	360,000.00
Transfer agent's fees	12,000.00
Blue sky fees and expenses	5,000.00
Miscellaneous	15,000.00
Total	$3,302,472.88

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws permit us to indemnify our directors and officers to the fullest extent permitted by Delaware law and to advance litigation expenses upon our receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. We intend to obtain directors' and officers' liability insurance in connection with this offering.

In addition, we have entered or, concurrently with this offering, may enter, into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of TAL International Group, Inc. or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

Since the incorporation of the registrant on October 26, 2004, the registrant has sold the following securities without registration under the Securities Act of 1933:

•	In November 2004, the registrant sold 9,812,139 shares of its common stock and 198,100 shares of its Series A 12.0% cumulative senior preferred stock for an aggregate offering price of $198,196,666.37 to the following: 5,334,693 shares of common stock and 119,785.41741 shares of Series A 12.0% cumulative senior preferred stock to The Resolute Fund, L.P.; 209,779 shares of common stock and 4,710.39778 shares of Series A 12.0% cumulative senior preferred stock to The Resolute Fund Singapore PV, L.P.; 251,734 shares of common stock and 5,652.47563 shares of Series A 12.0% cumulative senior preferred stock to The Resolute Fund Netherlands PV I, L.P.; 209,779 shares of common stock and 4,710.39778 shares of Series A 12.0% cumulative senior preferred stock to The Resolute Fund Netherlands PV II, L.P.; 6,293 shares of common stock and 141.31140 shares of Series A 12.0% cumulative senior preferred stock to The Resolute Fund NQP, L.P.; 646,876 shares of common stock and 14,525.00000 shares of Series A 12.0% cumulative senior preferred stock to JZ Equity Partners plc; 431,251 shares of common stock and 9,683.33333 shares of Series A 12.0% cumulative senior preferred stock to Fairholme Partners, L.P.; 431,251 shares of common stock and 9,683.33333 shares of Series A 12.0% cumulative senior preferred stock to Fairholme Ventures II, LLC; 431,252 shares of common stock and 9,683.33334 shares of Series A 12.0% cumulative senior preferred stock to Fairholme Holdings, Ltd.; 89,070 shares of common stock and 2,000.00000 shares of Series A 12.0% cumulative senior preferred stock to Edgewater Private Equity Fund III, L.P.; 557,805 shares of common stock and 12,525.00000 shares of Series A

12.0% cumulative senior preferred stock to Edgewater Private Equity Fund IV, L.P.; and 1,212,352 shares of common stock and 5,000.00000 shares of Series A 12.0% cumulative senior preferred stock to Seacon Holdings Limited. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

•	In November 2004, the registrant sold 338,381 shares of its common stock and 1,900 shares of its Series A 12.0% cumulative senior preferred stock for an aggregate offering price of $1,903,333.63 to the following: 298,298 shares of common stock and 1,000 shares of Series A 12.0% cumulative senior preferred stock to Brian M. Sondey; 5,566 shares of common stock and 125 shares of Series A 12.0% cumulative senior preferred stock to Chand Khan; 7,793 shares of common stock and 175 shares of Series A 12.0% cumulative senior preferred stock to Frederico Baptista; 7,793 shares of common stock and 175 shares of Series A 12.0% cumulative senior preferred stock to Adrian Dunner; 7,793 shares of common stock and 175 shares of Series A 12.0% cumulative senior preferred stock to John C. Burns; 5,566 shares of common stock and 125 shares of Series A 12.0% cumulative senior preferred stock to Bernd Schackier; and 5,568 shares of common stock and 125 shares of Series A 12.0% cumulative senior preferred stock to John Pearson. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

•	In April 2005, the registrant sold 53,667 shares of its common stock and 1,205 shares of its Series A 12.0% cumulative senior preferred stock for an aggregate offering price of $1,205,528.71 to certain managers and other employees (other than the named executive officers) of the registrant.

From the incorporation of the registrant on October 26, 2004 to the date of this filing, the registrant granted options to purchase approximately 454,612 shares of common stock under the registrant's 2004 Management Stock Plan. No shares of common stock have been issued upon exercise of these options and options to purchase approximately 454,612 shares of common stock remain outstanding. All options were granted under Rule 701 promulgated under the Securities Act or, in the case of employees who are officers or directors of the registrant or are accredited investors, Section 4(2) of the Securities Act.

There were no underwriters employed in connection with any of the transactions set forth in this Item 15. The recipients of securities in each such transactions represented their intention to acquire the securities for investment only and not with a view to any distribution thereof. Appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients were given the opportunity to ask questions and receive answers from representatives of the registrant concerning the business and financial affairs of the registrant. Each of the recipients that were employees of the registrant had access to such information through their employment with the registrant.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    See the exhibit index, which is incorporated herein by reference.

(b)	The following financial statement schedules are filed as part of this Registration Statement:

Report of Independent Registered Public Accounting Firm	II-5
Schedule II—Valuation and Qualifying Accounts and Reserves	II-6

ITEM 17.    UNDERTAKINGS.

(a)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
TAL International Group, Inc.

We have audited the consolidated balance sheet of TAL International Group, Inc. as ofDecember 31, 2004 (the "Successor Company") and the combined consolidated balance sheet of Transamerica Maritime Container as of December 31, 2003 (the "Predecessor Company"), and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income, and cash flows for the period November 1, 2004 through December 31, 2004 (Successor Company), and the combined consolidated statements of operations, owner's net investment and comprehensive income (loss), and cash flows for the period from January 1, 2004 through October 31, 2004 and for each of the two years in the period ended December 31, 2003 (Predecessor Company) and have issued our report thereon dated June 24, 2005 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of Form S-1 of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Stamford, Connecticut
June 24, 2005

TAL International Group, Inc.

Schedule II – Valuation and Qualifying Accounts and Reserves

Years ended December 31, 2002, 2003 and 2004

(In thousands)

	Beginning Balance	Additions/ (Reversals)	Write-offs	Other(a)	Ending Balance
Allowance for doubtful accounts:
Successor:
For the two months ended December 31, 2004	$—	$225	$—	$—	$225
Predecessor:
For the ten months ended October 31, 2004	$2,032	$300	$(38)	16	$2,310
For the year ended December 31, 2003	1,996	(34)	(5)	75	2,032
For the year ended December 31, 2002	3,161	(323)	(816)	(26)	1,996

Allowance for equipment loss:
Successor:
For the two months ended December 31, 2004	$—	$—	$—	$—	$—
Predecessor:
For the ten months ended October 31, 2004	$3,402	$(1,615)	$(114)	$—	$1,673
For the year ended December 31, 2003	7,835	(4,221)	(212)	—	3,402
For the year ended December 31, 2002	5,782	2,370	(317)	—	7,835

(a)	Primarily relates to the effect of foreign currency translation.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Purchase, State of New York, on October 7, 2005.

TAL International Group, Inc.
By:	/s/ Brian M. Sondey
Brian M. Sondey Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 7, 2005.

Signature	Title

/s/ Brian M. Sondey	Chief Executive Officer, President and Director (principal executive officer)

Brian M. Sondey

*	Vice President and Chief Financial Officer (principal financial and accounting officer)

Chand Khan

Chairman of the Board and Director

A. Gary Klesch

*	Director

John W. Jordan II

*	Director

David W. Zalaznick

*	Director

A. Richard Caputo, Jr.

Director

Ed Horne

Director

Bruce Berkowitz

*	Director

Douglas J. Zych

*	Director

Brian J. Higgins

*By: /s/ BRIAN M. SONDEY

Brian M. Sondey Attorney-in-Fact

S-1

INDEX TO EXHIBITS

Exhibit No.	Description
**1.1	Form of Underwriting Agreement
**2.1	Stock Purchase Agreement, dated July 10, 2004, by and between TA Leasing Holding Co, Inc. and Klesch & Company Limited
**2.2	First Amendment to Stock Purchase Agreement, dated August 10, 2004, by and among TA Leasing Holding Co, Inc., Klesch & Company Limited and Transamerica Corporation
**2.3	Second Amendment to Stock Purchase Agreement, dated September 30, 2004, by and among TA Leasing Holding Co, Inc., Klesch & Company Limited and Transamerica Corporation
**2.4	Third Amendment to Stock Purchase Agreement, dated November 3, 2004, by and among TA Leasing Holding Co, Inc., Klesch & Company Limited, TAL International Group, Inc. and Transamerica Corporation
**2.5	Fourth Amendment to Stock Purchase Agreement, dated July 10, 2004, 2005, by and among TA Leasing Holding Co, Inc., Klesch & Company Limited, TAL International Group, Inc. and Transamerica Corporation
**2.6	Fifth Amendment to Stock Purchase Agreement, dated March 31, 2005, by and among TA Leasing Holding Co, Inc., Klesch & Company Limited, TAL International Group, Inc. and Transamerica Corporation
**3.1	Form of Second Amended and Restated Certificate of Incorporation of TAL International Group, Inc.
**3.2	Form of Amended and Restated Bylaws of TAL International Group, Inc.
**4.1	Form of Common Stock Certificate
5.1	Opinion of Mayer, Brown, Rowe & Maw LLP
**10.1	Amended and Restated Credit Agreement, dated as of August 1, 2005, by and among TAL International Container Corporation, Trans Ocean Ltd., Trans Ocean Container Corporation, the Lenders party thereto and Fortis Capital Corp.
**10.2	Amended and Restated Security Agreement, dated as of August 1, 2005, by and among TAL International Container Corporation, Trans Ocean Ltd., Trans Ocean Container Corporation and Fortis Capital Corp.
**10.3	Credit Agreement, dated as of November 3, 2004, by and among TAL International Group, Inc., the Lenders party thereto and Transamerica Accounts Holding Corporation
**10.4	Amendment No. 1 to Credit Agreement, dated as of March 31, 2005, by and among TAL International Group, Inc., the Lenders party thereto and Transamerica Accounts Holding Corporation
**10.5	Amendment No. 2 to Credit Agreement, dated as of May 14, 2005, by and among TAL International Group, Inc., the Lenders party thereto and Transamerica Accounts Holding Corporation
**10.6	Amended and Restated Intercreditor Agreement, dated as of August 1, 2005, by and among TAL International Group, Inc., TAL International Container Corporation, Trans Ocean Ltd., Trans Ocean Container Corporation, Transamerica Accounts Holding Corporation and Fortis Capital Corp.

Exhibit No.	Description
**10.7	Form of Amended and Restated Shareholders Agreement, by and among TAL International Group, Inc. and certain of its stockholders
**10.8	Investor Subscription Agreement, dated as of November 3, 2004, by and among TAL International Group, Inc., The Resolute Fund, L.P., The Resolute Fund Singapore PV, L.P., The Resolute Fund Netherlands PV I, L.P., The Resolute Fund Netherlands PV II, L.P., The Resolute Fund NQP, L.P., JZ Equity Partners plc, Fairholme Partners, L.P., Fairholme Ventures II, LLC, Fairholme Holdings, Ltd., Edgewater Private Equity Fund III, L.P., Edgewater Private Equity Fund IV, L.P. and Seacon Holdings Limited
**10.9	Form of Amended and Restated Management Subscription Agreement, by and among TAL International Group, Inc., Brian M. Sondey, Chand Khan, Frederico Baptista, Adrian Dunner, John C. Burns, Bernd Schackier and John Pearson
**10.10	Management Consulting Agreement, dated as of November 3, 2004, by and between TAL International Group, Inc. and The Jordan Company, L.P.
**10.11	Management Advisory Agreement, dated as of November 3, 2004, by and between TAL International Group, Inc. and Klesch & Company Limited
**10.12	Amended and Restated Tax Sharing Agreement, dated as of August 1, 2005, by and among TAL International Group, Inc. and its subsidiaries named therein
**10.13	Employment Agreement, dated as of November 3, 2004, by and between TAL International Group, Inc. and Brian M. Sondey
**10.14	2004 Management Stock Plan
**10.15	Stock Option Agreement, dated November 3, 2004, by and between TAL International Group, Inc. and Brian M. Sondey
**10.16	Stock Option Agreement, dated November 3, 2004, by and between TAL International Group, Inc. and Chand Khan
**10.17	Stock Option Agreement, dated November 3, 2004, by and between TAL International Group, Inc. and Frederico Baptista
**10.18	Stock Option Agreement, dated November 3, 2004, by and between TAL International Group, Inc. and John C. Burns
**10.19	Stock Option Agreement, dated November 3, 2004, by and between TAL International Group, Inc. and Bernd Schackier
**10.20	Stock Option Agreement, dated November 3, 2004, by and between TAL International Group, Inc. and John Pearson
**10.21	Stock Option Agreement, dated November 3, 2004, by and between TAL International Group, Inc. and Adrian Dunner
**10.22	Form of Indemnity Agreement between TAL International Group, Inc., certain of its subsidiaries, each of their respective current directors and certain of their respective current officers
**10.23	Amendment No. 3 to Credit Agreement, dated as of August 1, 2005, by and among TAL International Group, Inc., the Lenders party thereto and Transamerica Accounts Holding Corporation
**10.24	Indenture, dated as of August 1, 2005, by and between TAL Advantage I LLC and U.S. Bank National Association

Exhibit No.	Description
**10.25	Series 2005-1 Supplement, dated as of August 1, 2005, by and between TAL Advantage I LLC and U.S. Bank National Association
**10.26	Management Agreement, dated as of August 1, 2005, by and between TAL Advantage I LLC and TAL International Container Corporation
**10.27	Contribution and Sale Agreement, dated as of August 1, 2005, by and between TAL Advantage I LLC and TAL International Container Corporation
**10.28	Series 2005-1 Note Purchase Agreement, dated as of August 1, 2005, by and among TAL Advantage I LLC, Fortis Capital Corp., the other purchasers party thereto from time to time and the other parties named therein
**10.29	Intercreditor Agreement, dated as of August 1, 2005, by and between Fortis Capital Corp. and U.S. Bank National Association
**10.30	Omnibus Amendment No. 1, dated as of September 15, 2005, among TAL Advantage I LLC, TAL International Container Corporation, Fortis Capital Corp. and U.S. Bank National Association
**10.31	Omnibus Amendment No. 1, dated as of September 15, 2005, among TAL International Group, Inc., TAL International Container Corporation, Trans Ocean Ltd., Trans Ocean Container Corp. and Fortis Capital Corp.
**10.32	Form of Amendment No. 1 to Investor Subscription Agreement, by and among TAL International Group, Inc., The Resolute Fund, L.P., The Resolute Fund Singapore PV, L.P., The Resolute Fund Netherlands PV I, L.P., The Resolute Fund Netherlands PV II, L.P., The Resolute Fund NQP, L.P., JZ Equity Partners plc, Fairholme Partners, L.P., Fairholme Ventures II, LLC, Fairholme Holdings, Ltd., Edgewater Private Equity Fund III, L.P., Edgewater Private Equity Fund IV, L.P. and Seacon Holdings Limited
**10.33	Form of 2005 Management Omnibus Incentive Plan
**10.34	Form of First Amendment to 2004 Management Stock Plan
**21.1	Subsidiaries of TAL International Group, Inc.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1)
**24.1	Powers of Attorney (included on the signature page to this registration statement)

** Filed previously.